EXHIBIT 22

     Wholly Owned Subsidiaries of Southern Scottish Inns, Incorporated

Alabama Motel Corporation

Carriage Inn of Huntsville, Inc.

Hospitality Mortgage Company
Houmas Hospitality Corporation

Labove Apartment Company
LAFLA, Inc.

Mid Continent Supply of Louisiana
Morgan City Hospitality, Inc.

Scottish Venture One, Inc.
Scottish Venture/Canton, Inc.
Southern Inns of Arkansas, Inc.
Southern Scottish Inns No. 1, Inc.
Southern Scottish Inns No. 2, Inc.
Southern Scottish Inns No. 4, Inc.
Southern Scottish Inns of Miss, Inc.
Spanish Trail Hospitality, Inc.

Zane Enterprises

    Partially Owned Subsidiaries of Southern Scottish Inns, Incorporated

Hospitality International Real Estate, Inc.
Hospitality International, Inc.
Red Carpet Inns International, Inc.
Scottish Ventures No. 2, LLC
Southern Hospitality Insurance Services, Inc.